STOCK PURCHASE AGREEMENT

by and among

BIG LEAGUE FOODS, INC.,

JAMES WHEELER

and

VERUS INTERNATIONAL, INC.

dated as of April 25, 2019

-i-

-ii-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 25th day of April 2019, by and among Verus International, Inc., a Delaware corporation with an address at 9841 Washingtonian Boulevard, Suite 390 Gaithersburg Maryland 20878 (the “Purchaser”), Big League Foods, Inc., a Delaware corporation with offices at 2932 Cameron Drive, Rocklin, CA 95765 (the “Company”), and James Wheeler (the “Seller”). Each of the Purchaser, the Seller and the Company are a “party” to this Agreement, and one or more of them are the “parties” hereto as the context may require.

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding capital stock of the Company (the “Shares”);

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, on the terms and subject to the conditions set forth herein; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Seller has entered into an employment agreement with the Purchaser or one of its Affiliates, in the form attached hereto as Exhibit A (the “Employment Agreement”).

IN CONSIDERATION of the promises, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	PURCHASE AND SALE AND CLOSING

1.1 Sale. Subject to the terms and conditions of this Agreement, the Seller hereby sells, transfers, assigns and delivers the Shares to the Purchaser, and the Purchaser purchases and acquires the Shares from the Seller.

1.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by the Purchaser for the Shares shall be determined as follows:

(a) From after the Closing though the quarter including December 31, 2022 (such period following the Closing, the “Earnout Period”), the Seller shall be entitled to receive a portion of the Purchase Price in the form of contingent payments (the “Earnout Payments”), which shall accrue for each fiscal quarter during the Earnout Period based on the difference of Operating Income minus the Earnout Commission for the applicable fiscal quarter (the “Difference”). The Earnout Payments shall be due and payable, subject to the following terms and conditions:

(i) (A) If the Difference is a positive number due and payable for the applicable fiscal quarter, the Earnout Payment for such fiscal quarter shall equal the amount of the Earnout Commission; and (B) if the Difference is equal to zero (0) or a negative number, the Earnout Payment due and payable for the applicable fiscal quarter shall be equal to the Operating Income for such fiscal quarter (but no less than zero). Example calculations of each scenario (A and B) are included in Schedule B.

(ii) At any time and from time to time during the Earnout Period, the Seller shall be entitled to receive any portion of any Earnout Commission that was excluded from any prior Earnout Payment pursuant to Section 1.2(a)(i)(B) based on the Difference in the applicable fiscal quarter being a negative number (such payments “Catch-up Payments”). All Catch-up Payments shall be made by adding the amount of any accrued and unpaid Earnout Commission(s) for any prior fiscal quarter(s) to the Earnout Commission for the then current fiscal quarter as part of the calculation of the Difference. For the avoidance of doubt, no Catch-up Payments shall be due and payable following the date on which the final Earnout Payment is made for the last fiscal quarter in the Earnout Period (the “Final Earnout Payment Date”) and the Purchaser shall have no further payment obligations under this Section 1.2(a) following the Final Earnout Payment Date.

(iii) In no event shall the Earnout Payments exceed $5,000,000 in the aggregate. The Earnout Payments shall accrue when the Company receives payments from its customers and such Earnout Payments will be paid quarterly, within thirty (30) days following the end of the applicable fiscal quarter, subject to Sections 1.2(a)(i), (ii) and (iii); provided, however, that, notwithstanding Section 1.2(a)(ii) above, payments from customers for services received during the Earnout Period will be subject to Earnout Payments even if the payments from customers are received followed the end of the Earnout Period has ended and the occurrence of the Final Earnout Payment Date.

(iv) During the Earnout Period, the Purchaser shall operate the Company’s business as a separate legal entity or a separate business unit of the Purchaser in accordance with the proforma budget of the Company to be agreed between the parties from time to time (the “Budget”). The initial Budget is attached hereto as Exhibit B. Notwithstanding anything to the contrary herein, and for purposes of clarity, the Purchaser (A) shall have sole discretion with respect to the operation and management of the Company’s business from and after the Closing, except for any actions taken with the sole purpose of decreasing the Earnout Payments, and (B) shall be under no obligation to engage in any activities outside the ordinary course of business in order to achieve or increase the Earnout Payments.

(v) The Purchaser will be permitted to include in the calculation of Operating Income for any fiscal quarter during the Earnout Period, the aggregate amount of any salary, wages, stay bonus, retention payment or other similar payment made or required to be made to any employee(s) of the Company’s business during the applicable fiscal quarter during the Earnout Period.

(b) (i) At the Closing, the Purchaser shall pay to (A) the Seller fifty thousand dollars ($50,000) net of the aggregate amount of any pre-Closing liabilities or obligations of the Company other than the Assumed Company Obligations and (B) the applicable payees thereof the aggregate amount of the Assumed Company Obligations, in each case, by wire transfer of immediately available funds and, (ii) within ten (10) Business Days of the Company’s delivery of its first invoice for Product sold to a customer, the Purchaser shall pay to (A) the Seller an additional fifty thousand dollars ($50,000) net of the aggregate amount of any pre-Closing liabilities or obligations of the Company other than the Assumed Company Obligations and (B) the applicable payees thereof the aggregate amount of the Assumed Company Obligations, in each case, by wire transfer of immediately available funds. For purposes of this Agreement, a “Business Day” is any day other than a Saturday, Sunday or federal holiday.

(c) Prior to date that is six (6)-months following the Closing Date, the Purchaser agrees to fund the Company up to $500,000 as may be required to achieve the projections set forth in the Budget, unless mutually agreed by the Purchaser and the Seller, which funding may be in a form of cash capital contributions, trade facilities and/or guarantees of the Company’s obligations to third parties. The Purchaser acknowledges and agrees that such funding is a material inducement to the Seller to enter into this Agreement; and

(d) The Purchaser shall pay the respective payees under the Assumed Company Obligations in accordance with the invoices related thereto which shall be provided to the Purchaser at least two (2) Business Days prior to the Closing Date.

(e) Definitions. As used herein, the following terms shall have the respective definitions set forth below:

(i) “Assumed Company Obligations” means the pre-Closing liabilities and obligations of the Company to certain third parties as set forth on Schedule B attached hereto.

(ii) “Business” the business of selling MLB branded ice cream and candy products in the United States and Canada.

(iii) “Direct Expenses and Support Costs” means any direct expenses and costs that are necessary to operate the Business (excluding the Earnout Commissions) and which expenses and costs would not be incurred but for the maintenance, operation and growth of the Business (including any direct expenses and costs incurred by the Purchaser or its affiliates solely with respect to maintenance, operation and growth of the Business).

(iv) “Earnout Commission” means One Dollar ($1.00) multiplied by the number of cases of Product sold by the Company during each fiscal quarter in the Earnout Period at no less than the Gross Margin Threshold.

(v) “GAAP” means United States generally accepted accounting principles.

(vi) “Gross Margin Threshold” means a twenty (20%) gross margin per case, which shall be calculated as follows: the sale price for the applicable case of Product, less the cost of goods sold for such case of Product (including product costs, transportation costs, 3rd party commissions, licensing costs and any other direct costs related to such Products).

(vii) “Gross Revenues” means gross revenues of the Company with respect to the Business.

(viii) “Operating Income” means, for any period, Gross Revenues, minus the Direct Expenses and Support Costs, in each case as derived from the income statement of the Company as of the related date and calculated in accordance with GAAP and consistent with past practices of the Company, for the relevant period taken as a single accounting period.

(ix) “Product” means Major League Baseball branded products, including ice cream and candy.

1.3 Closing. The parties shall consummate the transactions contemplated by this Agreement (the “Closing”) on the date hereof (such date, the “Closing Date”), by the electronic exchange of documents and signatures.

1.4 Conditions to Closing.

(a) The obligations of the Purchaser hereunder shall be expressly conditioned on the satisfaction or waiver of the following conditions:

(i) each of the Seller and the Company shall have delivered to the Purchaser a duly executed copy of this Agreement with all Schedules and Exhibits attached;

(ii) the Seller shall have delivered to the Purchaser a duly executed copy of the Employment Agreement;

(iii) the Company shall have delivered to the Purchaser a duly executed letter of resignation from each director, officer and employee of the Company, which letters shall be in a form satisfactory to the Purchaser;

(iv) the Company shall provide written evidence satisfactory to the Purchaser that with the exception of the Assumed Company Obligations, all loans, notes, debts, obligations and liabilities of the Company have been paid, settled or resolved and that no debts or obligations of the Company are due and owing by the Company to any third party;

(v) the Company shall deliver to the Purchaser certified resolutions of its board of directors approving this Agreement, finding that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interest of the stockholder of the Company, and stating that no governmental or other consents or approvals are required for the Company to or the Seller to undertake the transactions contemplated by this Agreement;

(vi) the Company shall deliver to the Purchaser a notarized certificate from its Chief Executive Officer that states that: (i) all conditions to the Closing set forth in this Agreement have been satisfied; (ii) the representations and warranties of the Company are true and correct as of the date of the Closing; (iii) the Company has complied with all of its obligations hereunder that are required to be complied with on or before the Closing Date; and (iv) the Company has no ongoing business operations as of the date of the Closing;

(vii) the Seller shall deliver to the Purchaser the original certificates for the Shares, duly endorsed to the Purchaser for transfer thereto or accompanied by stock powers required for the transfer of the Shares to the Purchaser;

(viii) the Seller and the Company shall execute and deliver such other documents and perform such other acts as the Purchaser or Seller may reasonably request to carry out the purposes of this Agreement;

(ix) the Seller shall deliver to the Purchaser a duly executed consent to the transaction from each of the parties set forth on Schedule 1.4(a)(viii);

(x) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing or materially delaying the consummation of any of the transactions contemplated by this Agreement or subjecting any party to any damages, expense, penalty or fine; and

(xi) the Seller shall deliver to the Purchaser a certificate as to the non-foreign status of the Seller pursuant to United States Treasury Regulations Section 1.1445-2(b)(2), in a form reasonably acceptable to the Purchaser.

(b) The obligations of the Seller hereunder shall be expressly conditioned on the satisfaction or waiver of the following conditions:

(i) the Purchaser shall have delivered to the Seller a duly executed copy of this Agreement with all Schedules and Exhibits attached;

(ii) the Purchaser shall have delivered to the Seller a duly executed copy of the Employment Agreement;

(iii) the Purchaser shall deliver to the Seller certified resolutions of its board of directors approving this Agreement, finding that this Agreement and the transactions and its obligations contemplated hereby are fair to, advisable and in the best interest of the stockholder[s] of the Purchaser, and stating that no governmental or other consents or approvals are required for the Purchaser to undertake the transactions contemplated by this Agreement; and

(iv) the Purchaser shall deliver to the Seller a notarized certificate from its Chief Executive Officer that states that: (i) all conditions to the Closing set forth in this Agreement have been satisfied; (ii) the representations and warranties of the Purchaser are true and correct as of the date of the Closing; (iii) the Purchaser has complied with all of its obligations hereunder that are required to be complied with on or before the Closing Date;

1.5 Closing; Release of Consideration and the Securities.

(a) Upon full performance and satisfaction (or written waiver by the Purchaser) of all of the conditions set forth in Section 1.4 above, on a date and time mutually agreed by the Purchaser, the Company and Seller, the sale of the Shares shall take place at 9841 Washingtonian Blvd, Suite 390 Gaithersburg MD 20878, or at any other location mutually agreeable to such parties (the “Closing”).

(b) At the Closing, the Seller shall deliver the Shares to the Purchaser and the Purchaser shall pay (i) to the Seller the portion of the Purchase Price payable to the Seller at Closing and (ii) to the applicable payees thereunder the aggregate amount of the Assumed Company Obligations, in each case, in accordance with Section 1.2(b).

1.6 Tax Withholding. The Purchaser shall be entitled to deduct and withhold from an amount otherwise payable to the Seller in connection with this Agreement such Taxes as the Purchaser is required to deduct and withhold under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any other law with respect to the making of such payment, provided that such withholding amount is disclosed to the Seller in advance in writing. To the extent that amounts are so withheld by the Purchaser or the Seller, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

2.1 The Company and the Seller jointly and severally warrant and represent to the Purchaser with the intention and purpose of inducing the Purchaser to enter into this Agreement that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. The Company is duly qualified to conduct its business in each other jurisdiction in which such qualification is required based on the nature of the Company’s business and the ownership and operation of its assets.

(b) The Seller is the legal, record and beneficial owner of the Shares and has good, valid, legal and indefeasible title thereto, free and clear of any charge, mortgage, pledge, security interest, restriction, lien, encumbrance hypothecation, charge, restriction, option, lease or sublease, claim, right of any third party, easement, encroachment or other charges or rights of others of any kind or nature (“Liens”). Upon the delivery of the Shares to the Purchaser at the Closing, the Purchaser will acquire the beneficial and legal, valid and indefeasible title to the Shares, free and clear of all Liens. The Seller has no obligation (contingent or otherwise) to sell, transfer, convey or to purchase, redeem or otherwise acquire any shares of capital stock or other equity interest in or to the Company.

(c) The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and any other agreement delivered in connection herewith and to consummate the transactions contemplated hereby and thereby. The Company has duly authorized, executed and delivered this Agreement to the Purchaser. Subject only to receipt of the written consent of the Seller as a stockholder of the Company approving this Agreement and the transactions contemplated hereby, this Agreement and the transactions contemplated hereby have been authorized by all necessary respective corporate actions. The Company’s Board of Directors has: (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to, and in the best interests of the Company’s stockholders; (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby; and (iii) recommended that this Agreement be approved by the stockholder of the Company. This Agreement is a valid and legally binding obligation of the Company. The execution, delivery and performance of this Agreement by the Company requires no action by or in respect of, or filing with, or consent of, any governmental entity or any other person or entity (“Person”), and does not contravene, or constitute a default under, any provision of applicable law or of its Articles of Incorporation (or similar constituting document), Bylaws or any agreement, note, instrument, judgment, injunction, order, decree or any other document binding upon the Company.

(d) Seller is of the age of majority, not under a disability, and has the legal power, right and authority to enter into and perform this Agreement and to perform each of his obligations hereunder and under any agreement to be entered into in connection herewith. This Agreement and each other agreement to be entered into by the Seller in connection herewith has been duly executed and delivered by the Seller, and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and the other agreements to be entered by the Seller in connection herewith requires no action by or in respect of, or filing with, or consent of, any governmental entity or any other Person, and does not contravene, or constitute a default under, any provision of applicable law or of any contract, agreement, note, instrument judgment, injunction, order, decree or any other document binding upon such Seller.

(e) As of the Closing Date, the authorized capital stock of the Company consists of: (i) 1,500 shares of Common Stock, par value $0.01 (“Common Stock”), all of which are issued and outstanding. The Company has issued no preferred stock or any other class of stock.

(f) No shares of capital stock of the Company have been issued other than the Shares set forth above and the Seller is the sole record and beneficial owner of all of the issued and outstanding shares of Common Stock of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations which provide the holders of which with the right to vote (or which are convertible into or exercisable for securities having the right to vote).

(g) The Company does not have any: (i) issued or outstanding subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of its capital stock or other equity interest; (ii) obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of capital stock or other equity interest of the Company any evidences of indebtedness or assets of the Company; (iii) obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or other equity interest or to pay any dividend or to make any other distribution in respect thereof; or (iv) outstanding or authorized stock or equity appreciation rights, phantom stock, phantom equity or similar rights or obligations.

(h) There is no agreement, written or oral, between or among the Company and any holder(s) of securities of the Company, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act of 1933, as amended, or voting of the capital stock or equity interests of the Company.

(i) There is, and at all times there has been, no civil, criminal or administrative suit, action, proceeding, investigation, review or inquiry pending or threatened against or affecting the Company or the Seller (with respect to the operation of the business of the Company), nor is there, or at any time has there been, any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding, against or affecting the Company or the Seller (with respect to the operation of the business of the Company) (the foregoing collectively referred to as “Proceedings”).

(j) At all times since its formation the Company has been properly treated as a corporation taxable under Subchapter C of the Code. The Company has timely filed all Tax Returns required to be filed by the Company in the manner provided by law. All such Tax Returns are true, correct and complete in all material respects. The Company has timely paid all Taxes due, whether or not shown as being due on any tax returns. All Taxes that the Company is or was required by law to collect or withhold have been duly withheld or collected and paid to the proper Tax authority. No audit, examination, investigation, deficiency or refund litigation or other Proceeding in respect of Taxes of the Company is pending or threatened or being conducted by a Tax authority, and neither the Company nor Seller has received notice of the commencement of any audit, examination, deficiency litigation or other proceeding with respect to any such Taxes. The Company is not, and has not been, a party to a “reportable transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b). For all purposes of this Agreement, the term “Taxes” shall mean (i) all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, escheat, abandoned or unclaimed property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which the Company may have any liability imposed by any taxing authority, whether disputed or not, and any charges, interest, additions to tax or penalties imposed by any taxing authority, (ii) any and all liability for amounts described in clause (i) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all liability for amounts described in clause (i) of any Person imposed on the Company as a transferee or successor, by contract, pursuant to any law, rule or regulation, or otherwise. For all purposes of this Agreement, the term “Tax Returns” shall mean any report, return, declaration, or other information required to be supplied to a taxing authority in connection with Taxes, including estimated returns, amended returns, claims for refund, information statements, and reports of every kind with respect to Taxes and any supporting documentation related thereto.

(k) As of the date of the Closing, the Company: (i) has no employees or consultants; (ii) has no obligations or liabilities to any current or former shareholder, director, officer, employee or consultant, other than those included in the Assumed Company Obligations; and (ii) owns no personal or real property having a value of more than $1,000.00.

(l) The Company conducts, and at all times has conducted, its business in compliance with all applicable laws, ordinances, regulations, judgments, orders, or licenses or permits of any governmental entity. The Company hold all permits necessary for the conduct of its business as currently conducted and is not, and any no time has been, subject to any order, decree or judgment of any governmental authority.

(m) The Company maintains policies of liability and other forms of insurance covering the Company, its properties, assets and business as customary in its industry for a company of its size, a copy of each has been provided to the Purchaser All such policies are in full force and effect and no written notice of cancellation or termination has been received with respect to any such policy. All premiums due and payable by the Company under each such insurance policy have been paid. The Company has not made any claims under any such insurance policy.

(n) No representations or warranties by the Company or the Seller in this Agreement, contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary, in order to make the statements herein or therein in light of the circumstances under which they are made, not misleading. There is no fact, known to the Company or the Seller and not disclosed to the Purchaser, which has had or would reasonably be expected to have a material adverse effect on the Company or which would be material to the Purchaser’s decision to enter into and perform its obligations pursuant to this Agreement.

(o) The Company has provided the Purchaser a copy of each contract or agreement that is material to the operation of the Company’s business as currently conducted. The Company is not in default or in breach of any contract, agreement, note or other instrument to which it is a party and neither the Company nor the Seller has received any notice, written or otherwise, and the Seller has no reason to believe, that any counterparty to any contract related to the sale and distribution of Product shall will be terminated or the terms thereto renegotiated following the consummation of the transactions contemplated hereby.

(p) Other than the Seller, the Company does not have, and has never had, any employees or consultants. The Company does not have, and has never had, any employee benefit plans.

(q) The Company does not own or lease any real property.

(r) The Company has provided to the Purchaser true and complete copies of its balance sheet, statement of operations and statement of cash flows for the years ended December 31, 2017 and 2019, and for the two (2) months ended February 28, 2019 (such statements, the “Financial Statements”). The Financials Statements were prepared in accordance with the books and records of the Company and present fairly and accurately the financial condition of the Company based on bona fide transactions effected by the Company during the respective periods reflected in the applicable Financial Statements. Other than as set forth in the Financial Statements, the Company does not have any liabilities of any nature whatsoever.

(s) There has not occurred: (i) any event resulting in a material adverse effect on business, condition (financial or otherwise), assets, liabilities or prospects of the Company; (ii) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of the Company’s capital stock, or any repurchase, redemption or other reacquisition of any shares of capital stock or other securities of the Company; (iv) any change in the Company’s accounting principles, practices or methods; (v) any settlement or compromise of any Tax claim or liability, or any filing of an amended Tax Return, nor shall any Tax election have been made, changed, or revoked, in each case with respect to the Company; or (vi) the incurrence of any material debt, obligation or liability, absolute, accrued, contingent or otherwise, that is not included in the Seller’s Expenses.

(t) The Seller has not made any representation or warranty to the Purchaser that contains a material fact or omits a material fact that makes such representation or warranty misleading.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1 The Purchaser represents and warrants to the Seller with the intention and purpose of inducing the Seller to enter into this Agreement as follows:

(a) The Purchaser has the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid, binding and enforceable obligations of the Purchaser. The Purchaser is a wholly-owned subsidiary of Verus International, Inc.

(b) There is no civil, criminal or administrative suit, action, proceeding, investigation, review or inquiry pending or threatened against or affecting the Purchaser, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against or affecting the Purchaser that would, individually or in the aggregate, prevent, materially delay or materially impair the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(c) The Purchaser is an “accredited investor” as defined by Rule 501 of Regulation D under the Securities Act and is purchasing the Shares for investment for his own account and not with a view to, or for sale in connection with, any distribution thereof. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

4.	COVENANTS.

4.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

4.2 Confidentiality. Seller shall not, and shall take all efforts to cause its affiliates to not to, use for itself or others, or publish, disclose or otherwise reveal divulge or use, any Confidential Information (as such term is defined below) of the Company. For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, customer information, costs, pricing, materials, supplies, vendors, products, services, information relating to governmental relations, discoveries, practices, processes, methods, marketing plans, intellectual property and other material non-public, proprietary and confidential information of the Company or relating to its business, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements.

4.3 Further Assurances. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

4.4 Certain Covenants.

(a) Non-competition. From the Closing Date until the five (5)-year anniversary thereof (such period, the “Restricted Period”), the Seller shall not, directly or indirectly, on behalf of any person, (i) own any interest in, participate in (whether as a director, officer, employee, member, agent, partner, representative or otherwise), consult with, render services for, or in any other manner engage in any business or enterprise (A) using the “MLB” brand or any other national sports organization’s brand on any food products or (B) selling any ice cream or candy products similar to the Products (including if such ice cream or products are sold without any national sports organization branding), in each case, anywhere in the United States or Canada or (ii) invest or hold any interest in or otherwise assist any person in connection with the acquisition of, any business or enterprise competing with the Business anywhere in the United States or Canada; provided, however, that the Seller shall be permitted to continue his cartridge milkshake so long as such business does not involve the sale any MLB or other national sports organization branded products.

(b) Non-solicitation. During the Restricted Period, the Seller shall not, directly or indirectly, including on behalf of any person (i)(A) encourage, solicit or induce or attempt to encourage, solicit or induce any employee or independent contractor of the Purchaser or the Company to leave the employ of, or service relationship to, any such person, or in any way interfere in a manner adverse to the Purchaser or the Company with the relationship between the Purchaser or the Company and any employee or independent contractor thereof, (B) hire any person who is, or was at any time during the eighteen (18) months prior to the date of such proposed hiring, an employee or independent contractor of the Purchaser or the Company or (C) disclose names or other information about any independent contractor or employee of the Company to any person under any circumstances that would reasonably be expected to lead to the use of such information for the purpose of recruiting or hiring such independent contractor or employee; (ii) solicit or induce or attempt to solicit or induce any customer, distributor, supplier, manufacturer, sales agent, licensee, licensor, lessee, lessor or other material business relation of the Company to cease or refrain from doing business with, or otherwise modify adversely its relationship with, the Company or in any way adversely interfere with the relationship between any business relation of the Company and the Company; or (iii) disparage to any third party or make any negative statements or communications (whether written or oral) regarding the Company, the Purchaser or any of their respective affiliates (or any of their respective directors, officers, employees, members, agents, partners, products or services).

(c) Remedies. In the event of any breach or threatened breach of the provisions of Section 4.4 (a) or (b), the Purchaser and the Company would not have an adequate remedy at law and the harm would be irreparable. Accordingly, the Purchaser, the Company and their respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to seek specific performance, injunctive or other relief from any court of competent jurisdiction in order to enforce or prevent any violations or threatened violations of the applicable provisions of Section 4.4(a) and (b). Any injunction shall be available without the necessity of proving damages or any requirement for the posting of any bond or other security. In the event of an alleged breach or violation by the Seller or any of such parties’ respective Affiliates of Section 4.4(a) or (b) the Restricted Period will be tolled until such alleged breach or violation is resolved.

(d) Acknowledgment. The Seller expressly acknowledges that (i) during the Restricted Period, the Purchaser and the Company would be irreparably damaged if the Seller were to engage in any business competing with the businesses of Company and that any such competition by the Seller would result in a significant loss of goodwill by the Purchaser in respect of the Company for which money damages would be an insufficient remedy, (ii) the value of the Company’s trade secrets and other Confidential Information arises in part from the fact that such information is not generally known in the marketplace, (iii) the Company’s trade secrets and other Confidential Information will have continuing vitality throughout and beyond the Restricted Period, (iv) the Seller has and will have such sufficient knowledge of the Company’s trade secrets and other Confidential Information that, if the Seller were to compete with the Company during the Restricted Period, the Seller would cause irreparable harm to the Company for which money damages would be an insufficient remedy, (v) the covenants and agreements set forth in this Section 4.4 are additional consideration for the agreements and covenants of the Purchaser pursuant to this Agreement and were a material inducement to the Purchaser to enter into this Agreement and to perform its obligations hereunder and the Purchaser and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties thereto if the Seller breached the provisions set forth in this Section 4.4 applicable to such party and (vi) the restrictions contained in this Section 4.4 are reasonable in all respects (including, with respect to subject matter, time period and geographical area) and are necessary to protect the Purchaser’s interest in, and the value of, the Company (including the goodwill inherent therein), and the Seller is an integral part of the creation of such value.

(e) Enforcement. If, at the time of enforcement of any of the provisions of this Section 4.4, a court of competent jurisdiction determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or geographical area permitted by law, as determined by such court.

(f) Seller Release. Effective as of the Closing, the Seller, on behalf of itself and its affiliates, representatives, successors, heirs, assigns and all other persons claiming by or through the Seller, or on behalf of the Seller (such other persons, collectively, the “Seller Related Parties”), hereby irrevocably and unconditionally releases and forever discharges the Purchaser, the Company, their respective affiliates, heirs, executors, successors and assigns, and any present or former directors, managers, officers, employees, or agents of any of the foregoing (collectively, the “Released Parties”) of and from any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity (collectively, the “Released Claims”) that such person ever had or as of the Closing Date has against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising on or prior to the Closing; provided, that this release does not extend to Released Claims to enforce the terms of (or any rights or remedies under), or in connection with, any breach of this Agreement or the Employment Agreement or any of the provisions set forth herein or therein.

(g) Tax Returns. The Purchaser shall (at the Seller’s sole expense) prepare and file all Tax Returns relating to any Tax period that ends on or prior to the Closing Date (a “Pre-Closing Tax Period”) and for any Straddle Period. The Seller shall promptly pay to the Purchaser all Taxes attributable to a Pre-Closing Tax Period, and all Taxes attributable to the portion of any Straddle Period that includes and ends on the Closing Date (such Taxes collectively, the “Pre-Closing Taxes”) at least five (5) days prior to the due date of any Tax Return on which such Taxes are reflected.

(h) Straddle Period Taxes. In the case of any Tax period that begins on or prior to the Closing Date and ends after the Closing Date (a “Straddle Period”), for purposes of determining the Tax liabilities of the Company, the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date shall be calculated as though the taxable period of the Company terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits, or similar items, Taxes attributable to a Pre-Closing Tax Period shall be equal to the amount of Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days from the beginning of the Straddle Period through the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(i) Transfer Taxes. Any sales, use, real estate transfer, stock transfer, or similar transfer Tax (“Transfer Taxes”) payable in connection with the transactions contemplated by this Agreement shall be borne by the Buyer. The Seller shall file on a timely basis all necessary Tax Returns and other documentation with respect to any known Transfer Taxes, and the Purchaser shall reasonably cooperate with the Seller to obtain any certificate or other document from any governmental entity or any other Person as may be necessary to mitigate, reduce, or otherwise eliminate any such Transfer Taxes.

4.5 Audited Financial Statements. Following the Closing, the Seller shall use his best efforts to provide the Purchaser all information requested by the Purchaser or its accountants to prepare the audited financial statements of the Company for up to the last two (2) fiscal years.

5.	INDEMNIFICATION

5.1 Indemnification by the Seller. The Seller shall indemnify, defend and hold the Purchaser and its affiliates harmless from and in respect of losses or expenses that he may incur or suffer arising out or by reason of, in connection with or due to: (i) any breach or inaccuracy of any representation or warranty of the Company or the Seller contained in this Agreement; (ii) any breach of or noncompliance with any covenant or agreement of the Company or the Seller contained in this Agreement; (iii) any debt of the Company existing at or prior to the Closing, other than the Assumed Company Obligations; (iv) any and all violation of laws, rules, regulations, codes or orders by the Company which violation(s) exist at or prior to the Closing on; (vi) any and all claims relating to any civil, criminal or administrative suit, action, proceeding, investigation or Proceeding, whether or not then known, due or payable, which exist at or prior to the Closing on the date of the Closing; or (vii) any Pre-Closing Taxes.

5.2 Indemnification by the Purchaser. The Purchaser shall indemnify, defend and hold the Seller and its affiliates harmless from and in respect of losses or expenses that he may incur or suffer arising out or by reason of, in connection with or due to: (i) any breach or inaccuracy of any representation or warranty of the Purchaser contained in this Agreement; or (ii) any breach of or noncompliance with any covenant or agreement of the Company or the Seller contained in this Agreement.

6.	MISCELLANEOUS

6.1 Waiver. Any failure of any of the Seller or the Company to comply with any of their respective obligations or agreements herein contained may be waived only in writing by the Purchaser. Any failure of Purchaser to comply with any of its obligations or agreements herein contained may be waived only in writing by the Seller. No waiver granted hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

6.2 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given if and when delivered in person or after one (1) Business Day if delivered by a nationally-recognized overnight courier and sent prepaid for next Business Day delivery to each other party hereto at the following respective addresses:

(a) If to the Seller, to James Wheeler at the Company’s address set forth above;

(b) If to the Purchaser and/or the Company, to Anshu Bhatnagar at his address set forth above, with a simultaneous copy (which shall not constitute notice) to: Andrea Cataneo, Sheppard Mullin Richter & Hampton LLP, 30 Rockefeller Plaza, New York, NY 10112-0015.

6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Delaware.

6.4 Arbitration.

(a) If the parties are unable to resolve a dispute arising out of, in connection with, or relating to this Agreement, then such dispute shall be determined by binding arbitration in accordance with this Section 6.4.

(b) The arbitration shall be conducted by one independent arbitrator who shall be either a retired judge or a practicing attorney, in each case, with experience in disputes in the area of mergers and acquisitions Law, and who is mutually acceptable to the parties. If the parties are unable to agree on an arbitrator, then the parties agree that the American Arbitration Association (“AAA”) will appoint an arbitrator who meets the requirements of this subsection (b). The arbitration shall be held in Montgomery County, Maryland, and shall be conducted by the AAA under its Commercial Arbitration Rules. The arbitrator shall give effect to statutes of limitation in determining any claim, and any controversy concerning whether an issue or dispute is arbitrable shall be determined by the arbitrator. The arbitrator shall follow the law in reaching a reasoned decision and shall deliver a written opinion setting forth findings of fact, conclusions of law, and the rationale for the arbitrator’s decision. Such decision shall be final, binding, and conclusive upon the parties to this Agreement. Section 4.2 shall apply to the claims and defenses in the arbitration proceeding, and the opinion, which shall be Confidential Information of the Purchaser and the Company, except that final judgment upon the decision rendered by the arbitrator may be entered in any court having jurisdiction for purposes of confirming and enforcing such award.

6.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by delivery of a facsimile or electronically recorded copy in .pdf file format bearing a copy of the signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such copies shall constitute enforceable original documents.

6.6 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7 Entire Agreement. This Agreement and the Employment Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

6.8 Amendment. This Agreement may be amended or modified only by written agreement of the Seller and the Purchaser.

6.9 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.10 Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

6.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.12 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise indicated, any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

6.13 Assignment. This Agreement shall not be assignable by the Seller or the Purchaser without the prior written consent of the counterparty. The Purchaser, in its discretion, may transfer and assign this Agreement to an affiliate of the Purchaser without obtaining the consent of the Seller except to the extent that any such transfer or assignment materially and adversely impacts the Purchaser’s (or its assignee’s) ability or obligation to make the Earnout Payments.

6.14 Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (without any obligation of such party to post any bond or other surety in connection therewith) and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such party may be entitled at law or in equity.

Agreed and Accepted on behalf of the Company:

Big League Foods, Inc.

By:	/s/ James Wheeler	(on behalf of the Company)
Name:	James Wheeler
Title:	Chief Executive Officer

SELLER:

Agreed and Accepted on behalf of James Wheeler

By:	/s/ James Wheeler
Name:	James Wheeler

PURCHASER:

Agreed and Accepted on behalf of Verus International, Inc.

By:	/s/ Anshu Bhatnagar
Name:	Anshu Bhatnagar
Title:	Chief Executive Officer

Schedule A

Examples of Earnout Calculations Under Section 1.2(a)(i)

	Example (A)	Example (B) (1)	Example (C)	Example (D)
Cases Sold (@20% GP margin) (CS)	100,000	100,000	100,000	100,000
Commission Per Case (CPC)	1	1	1	1
Earnout Commission (EC) (CS * CPC)	100,000	100,000	100,000	100,000	(1)
Operating Income (OI)	120,000	(40,000)	100,000	80,000
Difference (OI - EC):	20,000	(140,000)	-	(20,000)
Earnout payment	100,000	-	100,000	80.000

(1) However, unpaid earnings from these periods ($100,000 in Example B and $20,000 in Example D) will be rolled forward for potential payment in future periods as Catch-up Payments as described in Section 1.2(a)(ii).

Exhibit A

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of April 25, 2019 (the “Effective Date”), by and between Big League Foods, Inc., a Delaware Corporation (the “Company”), and James Wheeler (the “Executive”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the Company desires to employ the Executive as the President of the Company and the Executive desires to be so employed by the Company; and

WHEREAS, the Parties wish to set forth the terms and conditions of Executive’s employment in a written employment agreement.

NOW THEREFORE, in consideration for the mutual promises contained herein, the sufficiency of which the Parties acknowledge with intent to be legally bound, it is agreed as follows:

1. Employment and Term. The Company shall employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for a period commencing on the Effective Date of this Agreement and expiring as of 11:59 p.m. on the third (3rd) anniversary of the Effective Date (the “Employment Period”) unless earlier terminated as provided in Section 6.

2. Duties. During the Employment Period, the Executive shall be responsible for such duties and responsibilities that are consistent with the Executive’s title as President and position, or as may be prescribed to the Executive from time to time by the Chief Executive Officer (“CEO”) (and that are consistent with the Executive’s title and position). Without limiting the generality of the foregoing, as the President, the Executive shall have full authority for the management of the Company’s affairs, subject to the direction of the CEO. Executive shall devote his entire working time, attention, skill, and energy to the duties set forth herein and to the business of the Company, and to use his best efforts to promote the success of the Company’s business. The Executive agrees not to become employed or accept other employment outside of the Company during the Employment Period without the prior consent of the CEO. Notwithstanding the foregoing, and provided that they do not individually or in the aggregate conflict or materially interfere with the Executive’s responsibilities to the Company, the Executive may manage his personal investments, engage in civic and charitable activities and serve on corporate, civic or charitable boards of directors (or committees thereof) or advisory boards. The Executive shall also comply with all written policies, rules and regulations of the Company as well as all reasonable directives and instructions from the CEO, in each case, that are consistent with this Agreement. During the Employment Period, the Executive shall bring to the Company all business opportunities of which the Executive becomes aware and which the Executive believes are, or may be, within the scope and objectives related to the Business of the Company, which would or may be beneficial to the Business of the Company, or are otherwise competitive with the Business of the Company. (The “Business” of the Company is selling packaged food products.) The Company shall have the right to purchase in the Executive’s name a “key man” life insurance policy naming the Company as the sole beneficiary thereunder.

3. Reporting. During the Employment Period, the Executive will report to the CEO and the Board of Directors.

4. Location. At the start of the Employment Period, the Executive shall be based in the Company’s Maryland office, which may be relocated. However, the Executive shall be permitted to reside anywhere in the United States, but acknowledges that in order to effectively perform the Executive’s duties, he may be required to travel for business purposes.

5. Compensation and Benefits.

a. Salary. During the first year of the Employment Period, the Executive’s salary shall be no less than $100,000 per annum (“Base Salary”), payable by the Company in equal regular installments in accordance with the Company’s general payroll practices, but in no event less frequently than monthly, and shall be subject to customary withholding for income tax, social security and other such taxes. At the start of the second (2nd) year of the Employment Period, Executive’s Base Salary shall be increased to $175,000. At the start of the third (3rd) year of the Employment Period, Executive’s Base Salary shall be increased to $200,000.

b. Bonus. In addition to Executive’s Base Salary, Executive may be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) in respect of each calendar year. The amount of the Annual Bonus that may become payable to the Executive in respect of any calendar year shall be determined by the CEO (or a committee thereof) in its sole discretion. Any Annual Bonus payable hereunder shall be paid in the calendar year immediately following the calendar year to which the Annual Bonus relates but in no event later than thirty (30) days following the Company’s receipt of the audited financial statements with respect to the applicable calendar year, subject to the Executive’s continued employment with the Company at the time of payment, except as otherwise set forth in Sections 7(a) and 7(c) hereof (i.e., if the Employment Period is terminated (i) by reason of Executive’s death or disability, (ii) by the Company without Cause, or (iii) by the Executive for Good Reason).

c. Vacation. The Executive shall be eligible to receive fourteen (14) days of paid time off (“PTO”), each calendar year, in addition to the following paid holidays observed by the Company: New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the Friday after Thanksgiving, and Christmas Day. Executive shall be entitled to carry over his accrued, unused PTO from one calendar year to the next; however, in no event may Executive take more than twenty-one (21) PTO days in a calendar year. On the date of the Executive’s cessation of employment with the Company (the “Termination Date”), Executive is entitled to the payout of ten percent (10%) of any accrued, unused PTO.

d. Benefits. During the Employment Period, the Company will establish an employee benefits program, including such benefits as medical, dental, vision, and other employee benefit programs and Executive shall be eligible to participate to the same extent as other executives are generally eligible. The Executive’s participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify any benefit plan for its executives generally at any time. Further, Executive will be provided free parking at the Company’s office.

e. Expenses. The Company shall reimburse the Executive for all reasonable and properly documented expenses incurred by Executive in the course of performing Executive’s duties under this Agreement, in accordance with the Company’s policies in effect, which may be amended from time to time.

f. Applicable Withholdings. The Company shall withhold from any and all amounts payable and benefits provided under this Agreement or otherwise such federal, state and local taxes, FICA and FUTA contributions and similar deductions as may be required to be withheld pursuant to any applicable law or regulation.

6. Termination of Employment.

a. Termination Due to Death. The Executive’s employment with the Company shall automatically terminate immediately upon his death.

b. Termination Due to Disability. If the Executive incurs a Disability (as defined below) during the Employment Period, then the Company, in its sole discretion, shall be entitled to terminate the Executive’s employment immediately upon written notice to the Executive of the determination that a Disability has been incurred. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that has prevented the Executive from performing the essential duties of his position, subject to reasonable accommodation as required by the Americans with Disabilities Act, for a period of one hundred twenty (120) calendar days (whether or not consecutive) in any twelve (12) consecutive month period. The determination of whether the Executive incurred a Disability shall be made by an independent physician selected in good faith by the CEO and reasonably acceptable to the Executive or the Executive’s legal representative. Executive agrees to cooperate with the independent physician in providing information and subjecting to medical examinations and tests.

c. Termination By the Company. The Company shall be entitled to terminate the Executive’s employment with or without Cause (as defined below) by providing written notice to the Executive of such decision.

i. With Cause: If the Company terminates the Executive’s employment with Cause, no advance notice period is required. For purposes of this Agreement, “Cause” shall mean (i) the failure by the Executive to perform the Executive’s duties hereunder, or his refusal to abide by or comply with the reasonable and lawful directives of the CEO, or the Company’s written and disseminated policies and procedures; (ii) Executive’s negligence in the performance of his material duties under this Agreement; (iii) the commission by the Executive of a material act of malfeasance, dishonesty, or breach of trust, or the commission of fraud, against the Company or any of its executives, clients, investors, or suppliers, (iv) the breach by the Executive of any of his obligations under this Agreement, or any other agreement between the Executive and the Company, that is not remedied by the Executive within thirty (30) days after receipt of written notice thereof, which shall specify the nature of the breach, (v) the Executive’s conviction of, or plea of no contest to, any felony or any crime involving moral turpitude, (vi) any act or omission by the Executive which is, or is reasonably likely to be, injurious to the business or affairs of the Company, including but not limited to the Company’s financial condition or business reputation, or which otherwise is injurious to the Company; and (vii) the inability of the Executive, as a result of repeated alcohol or drug use, to materially perform the duties and/or responsibilities of his position.

ii. Without Cause: If the Company terminates the Executive’s employment without Cause (and not as a result of a Disability), then the Company must provide at least two (2) weeks of advance written notice of such decision to the Executive. Upon the presentation of such written notice by the Company, the Company may accelerate the notice period in order to make such termination effective prior to the expiration of the notice period. The Company shall be required to continue to pay the Executive the Base Salary through the Employment Period.

d. Termination By the Executive for Good Reason. During the Employment Period, the Executive shall be entitled to terminate his employment with the Company for Good Reason. Good Reason means there is: (i) a material and adverse change by the Company in Executive’s function, duties, reporting line or Executive’s position with the Company to become one of less responsibility, importance or scope from the position (including change of title as described in Section 2 above); (ii) a change in job location of more than twenty-five (25) miles, to which Executive has not consented, or (iii) a material breach of this Agreement. In order to terminate under this Section 6(d), the Executive must first notify the Company of the occurrence of the applicable event described above in this Section 6(d) in sufficient detail no later than thirty (30) days after the occurrence of the event and must afford the Company a sixty (60)-day period in which to cure the circumstance(s) giving rise to the event. If the Company fails to so cure within such sixty (60)-day period, the Executive may then terminate employment under this Section 6(d) within thirty (30) days of the expiration of the sixty (60)-day period. If the Executive does not terminate his employment within thirty (30) days of the expiration of the sixty (60)-day period, any subsequent termination of employment by the Executive by reason of the occurrence of the applicable event described above in this Section 6(d) shall not be deemed termination for Good Reason, but shall be deemed termination by the Executive under Section 6(e) hereof.

e. Termination By the Executive Without Good Reason. During the Employment Period, the Executive shall be entitled to terminate his employment with the Company without Good Reason by providing the Company with at least thirty (30) days of advance written notice of such decision. Upon the presentation of such written notice by the Executive, the Company may accelerate the notice period in order to make such termination effective prior to the expiration of the notice period.

7. Compensation Upon Termination of Employment.

a. Termination By Reason of Death or Disability. If the Executive’s employment is terminated by reason of his death or Disability under Sections 6(a) or 6(b) above, then the Company shall pay to the Executive (or his estate, as appropriate): (i) his then current Base Salary through the Termination Date; (ii) any unpaid Annual Bonus that the Company has decided, in its sole discretion, that Executive should receive for the prior calendar year, and the Company has notified Executive that he is being awarded (“Unpaid Annual Bonus”) (iii) his accrued vested benefits under the Company’s compensation and benefits plans (the “Accrued Vested Benefits”); and (iv) any reimbursable Company-related expenses under Section 5(e) above. Thereafter, the Company shall have no further obligations to the Executive.

b. Termination by the Company with Cause. If the Executive’s employment is terminated by the Company with Cause under Section 6(c)(i) above, then the Company shall pay to the Executive: (i) his then current Base Salary through the Termination Date; (ii) his Accrued Vested Benefits; and (iii) any reimbursable Company-related expenses under Section 5(e) above; provided, however, that the foregoing shall not apply to cash bonuses, even if such bonus is an Unpaid Annual Bonus. Thereafter, the Company shall have no further obligations to the Executive, with the exception of the Stock Purchase Agreement.

c. Termination by the Company without Cause and Termination by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause (and not as a result of a Disability) under Section 6(c)(ii) or terminated by the Executive for Good Reason under Section 6(d), then the Company shall provide the Executive with: (i) payment of his then current Base Salary through the Termination Date; (ii) payment of his then current Base Salary that he would have received through the Employment Period, (iii) his Unpaid Annual Bonus, (iv) his Accrued Vested Benefits, and (v) any reimbursable Company-related expenses under Section 5(e) above. Other than as set forth in this Section, the Company shall have no further obligations to the Executive, with the exception of the Stock Purchase Agreement. The Company’s obligation to provide the payments in Section 7(c)(ii) and 7(c)(iii) to Executive is specifically subject to the Executive’s execution and delivery of a release (that is no longer subject to revocation under applicable law) of the Company (and any other released parties as described in the release) for any additional employment-related severance payment or any other claims arising out of or relating to Executive’s employment by the Company (excluding claims that cannot be released by law) in the standard form used by the Company for its senior executives. To the extent the review period applicable to the release spans two of Executive’s taxable years, the first installment of the payments in Section 7(c)(ii) and 7(c)(iii) shall not be paid until the later taxable year, on the first regularly scheduled payroll date following the effective date of the release. All payments provided by clause (ii) and (iii) of this Section 7 shall be paid within thirty (30) days following the Termination Date or on such earlier date as is required by law; all other payments shall be paid when due under the applicable benefit plan or as soon are possible after the Termination Date.

d. Termination by the Executive Without Good Reason. If the Executive terminates his employment under Section 6(e) above, then the Company shall pay to the Executive (i) his then current Base Salary through the Termination Date, (ii) his Accrued Vested Benefits, and (iii) any reimbursable Company-related expenses under Section 5(e) above; provided, however, that the foregoing shall not apply to cash bonuses, even if such bonus is an Unpaid Annual Bonus. Thereafter, the Company shall have no further obligations to the Executive, with the exception of the Stock Purchase Agreement.

8. Confidentiality.

a. During the Employment Period, any additional periods of employment thereafter, and for the five (5)-year period following the Termination Date, the Executive shall not disclose or use, any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except (1) in connection with performing Executive’s duties for the Company, (2) with the prior approval of the Company, (3) to the Company, or to any authorized agent or representative of the Company, (4) when required to do so by law or regulation or by a court, governmental agency, legislative body, arbitrator or other person with actual authority to order Executive to communicate, divulge or make accessible any such confidential information; provided, that, in such case, the Executive shall promptly inform the Company of such event, and shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, (5) in the course of any proceeding under Section 15(m) or to defend or enforce the Executive’s rights hereunder, provided, however, that the Executive shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, or (6) in confidence to any attorney or other professional advisor for the purposes of securing professional advice. At the Company’s expense, the Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive acknowledges that the Confidential Information obtained by Executive during the course of Executive’s employment with the Company is the property of the Company.

b. The Executive understands that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period, any additional periods of employment thereafter, and for the five-year period following the Termination Date, (or such longer period as the Company are required to maintain the applicable Third Party Information), and without in any way limiting the provisions of Section 8(a), the Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company whom the Executive reasonably believes need to know such information in connection with their work for the Company) or use Third Party Information, except (1) in connection with performing Executive’s duties for the Company (2) with the prior approval of the Company, (3) to the Company, or to any authorized agent or representative of the Company, (4) when required to do so by law or regulation or by a court, governmental agency, legislative body, arbitrator or other person with actual authority to order Executive to communicate, divulge or make accessible any such confidential information, provided, that, in such case, the Executive shall promptly inform the Company of such event, and shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, (5) in the course of any proceeding under Section 15(m) or to defend or enforce the Executive’s rights hereunder, provided, however, that the Executive shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, or (6) in confidence to any attorney or other professional advisor for the purposes of securing professional advice.

c. During the Employment Period, the Executive shall not use or disclose any Confidential Information or Trade Secrets, if any, of any former employers or any other person to whom the Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. The Executive shall use in the performance of Executive’s duties only information that is (1) generally known and used by persons with training and experience comparable to the Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (2) otherwise provided or developed by the Company, or (3) in the case of materials, property or information belonging to any former employer or other person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

d. “Confidential Information” means information that is not generally known or generally available to the public, or within any trade or industry of the Company, and that is used, developed or obtained by the Company, in connection with their Business, including but not limited to (1) customer lists, project or proposal lists and other related information; (2) business development, growth and other strategic business plans; (3) accounting and business methods, (4) services or products and the marketing of such services and products; (5) fees, costs and pricing structures; (6) designs; (7) analysis; (8) drawings, photographs and reports; (9) computer software, including operating systems, applications and program listings, (10) flow charts, manuals and documentation; (11) data bases; (12) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (13) copyrightable works; (14) all technology and Trade Secrets; (15) confidential terms of syndicated program agreements, network affiliation agreements and customer relationships; and (16) all similar and related information in whatever form. Confidential Information, however, does not include any information that has become known or generally available to the public, other than as a result of the Executive’s violation of Section 8 or that has been approved for release by the Company without restriction prior to the date the Executive proposes to disclose or use such information. Following the expiration of the two-year post-employment non-competition period, Confidential Information shall also exclude the “residuals”—i.e., information in intangible form that the Executive retains in memory by virtue of access to certain Confidential Information—resulting from access to customer lists and project or proposal lists, as well as other ideas, concepts, know-how or techniques contained in other Confidential Information, provided, however, that no license to any patent or copyright of the Company is granted hereunder.

e. “Trade Secrets” means information protectable as a trade secret under applicable law, including, without limitation, a method, technique, process, technical or non-technical data, formulas, patterns, compilations, programs, devices, drawings, computer software products or programs, source codes, flow charts, diagrams, technical documentation and data, scripts, algorithms, file structures, metadata, data definitions and principles of operation, or other information similar to the foregoing, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and are subject of efforts that are reasonable under the circumstances to maintain their secrecy. Trade Secrets, however, does not include data or information that has been voluntarily disclosed to the public by the Company, or that otherwise enters the public domain through lawful means.

9. Ownership of Intellectual Property. In the event that the Executive, as part of Executive’s activities on behalf of the Company, generates, authors or contributes to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the Business of the Company (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the exclusive property of the Company and hereby assigns all right, title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by the Executive shall be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein. The Executive shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company to protect the Company’s interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after the Termination Date).

10. Delivery of Materials Upon Termination of Employment. As requested by the Company from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information and Intellectual Property in the Executive’s possession or within Executive’s control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

11. Non-Disparagement. The Executive agrees not to make, or cause any other person to make, any public statement that criticizes or disparages the Company, executive officers, executives, directors or the food products that it sells. Nothing set forth herein shall be interpreted to prohibit the Executive from responding publicly to incorrect public statements, making truthful statements when required by law, subpoena, court order, or the like and/or from responding to any inquiry about this Agreement or its underlying facts and circumstances by any regulatory or investigatory organization and/or from making any truthful statements in the course of a legal proceeding or to comply with a subpoena, regulatory action or governmental investigation.

12. Enforcement.

a. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if, at the time of enforcement of Section 8, 9, 10, or 11, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the Parties agree that, to the extent permitted by applicable law, the scope reasonable under such circumstances will be substituted for the scope as applicable. In the event of any violation of the provisions of Section 8, 9, 10, or 11, the Executive acknowledges and agrees that the post-termination restrictions contained Section 8, 9, 10, or 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

b. Among other matters, because the Executive’s services are unique and because the Executive has access to Confidential Information and Intellectual Property, the Parties agree that money damages may be an inadequate remedy for any breach of Section 8, 9, 10, or 11. Therefore, in the event of a breach or threatened breach of Section 8, 9, 10, or 11, the Company or any of its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). The Parties hereby acknowledge and agree that (i) performance of the services of the Executive hereunder may occur in jurisdictions other than the jurisdiction whose law the Parties have agreed shall govern the construction, validity and interpretation of this Agreement, (ii) the law of the State of Maryland shall govern construction, validity and interpretation of this Agreement to the fullest extent possible, and (iii) Section 8, 9, 10, or 11 shall restrict the Executive only to the extent permitted by applicable law. The Executive expressly agrees and acknowledges that the covenants of the Executive contained in Section 8, 9, 10, or 11 are (x) reasonably necessary for the protection of the Company and its interests, (y) made in consideration of the terms of employment under this Agreement and other compensation provided to the Executive by the Company and (z) not unduly restrictive upon the Executive.

13. Executive’s Cooperation. During the Employment Period, any additional periods of employment thereafter, and for the five-year period thereafter, the Executive shall cooperate with the Company in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party as reasonably requested by the Company including, without limitation, the Executive using reasonable efforts to be available to the Company upon reasonable notice for interviews and factual investigations, to appear at the Company’s request to give testimony without requiring service of a subpoena or other legal process, to volunteer to the Company all pertinent information and turn over to the Company all relevant documents which are or may come into Executive’s possession during the Employment Period in connection with the performance of the Executive’s duties hereunder.

14. Section 409A.

(a) The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c) Any provision of this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service, the Company determines that the Executive is a “specified employee” within the meaning of Code Section 409A, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 14(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(e) Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

15. Miscellaneous.

a. Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered and received by the other party, or when sent by recognized overnight courier to the following addresses:

If to the Company:

Big League Foods, Inc.

9841 Washingtonian Blvd. Suite 390

Gaithersburg MD 20878

If to the Executive:

James Wheeler

2932 Cameron Drive, Rocklin, CA 95765

or to such other address as either party hereto will have furnished to the other in writing in accordance with this Section 15(a), except that such notice of change of address shall be effective only upon receipt.

b. Severability. In the event that any of the provisions of this Agreement, or the application of any such provisions to the Executive or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court, the remaining portions of this Agreement shall remain in full force and effect and shall not be invalidated or impaired in any manner.

c. Waiver. No waiver by any Party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

d. Entire Agreement. This Agreement, with the exception of the Stock Purchase Agreement (“SPA”), contains the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, oral or written, between the Executive and the Company with respect to the subject matter of this Agreement, excluding the SPA but including the term sheet outlining Executive’s offer of employment.

e. Survival. Sections 8, 9, 10, 11, 12, 13 and 14 (and any defined terms related thereto) shall survive and continue in full force in accordance with their terms notwithstanding if the Termination Date has occurred, and notwithstanding any termination of the Employment Period of this Agreement. In addition, the Executive’s rights hereunder which by their terms survive the termination of the Employment Period, including any such rights under Sections 7 (and any defined terms related thereto), shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

f. Amendments. This Agreement may be amended only by an agreement in writing signed by the Executive and an authorized representative of the Company (other than the Executive).

g. Successors and Assigns. Because the Executive’s obligations under this Agreement are personal in nature, the Executive’s obligations may only be performed by the Executive and may not be assigned by him. This Agreement is also binding upon the Executive’s successors, heirs, executors, administrators, and other legal representatives, and shall inure to the benefit of the Company and its successors and assigns; provided, however, that this Agreement may not be assigned by the Company without the Executive’s written consent other than in connection with a merger, reorganization, consolidation, sale of all or substantially all of the Company’s assets or similar corporate transaction. If there shall be a successor to Employer or Employer shall assign this Agreement, then as used in this Agreement, (a) the term “Employer” shall mean Employer as hereinbefore defined and any successor or any permitted assignee, as applicable, to which this Agreement is assigned and (b) the term “CEO” shall mean the CEO as hereinbefore defined and the board of directors or equivalent governing body of any successor or any permitted assignee, as applicable, to which this Agreement is assigned.

h. Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

i. No Other Representations. The Executive acknowledges that the Company has made no representations or warranties to the Executive concerning the terms, enforceability, or implications of this Agreement other than as reflected in this Agreement.

j. Headings. The titles and headings of sections and subsections contained in this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

k. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one agreement.

l. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Maryland.

m. Dispute Resolution. All disputes arising hereunder shall be adjudicated in the Montgomery County District Court or Circuit Court, and the Parties hereby submit to the personal jurisdiction of such courts.

n. Construction. The language of this Agreement will be construed simply and according to its fair meaning, and will not be construed for or against any Party hereto as a result of the source of its draftsmanship. Section references contained in this Agreement are references to sections in this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Whenever the term “including” (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) is used in this Agreement in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

o. Executive’s Representations. The Executive hereby represents and warrants to the Company that, (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which Executive is bound, (ii) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) and upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar law affecting the enforcement of creditors’ rights generally.

Executive acknowledges that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability, and implications of this Agreement. Executive also acknowledges that this Agreement is executed voluntarily by him, without any duress or undue influence, and Executive has read this Agreement in its entirety.

[The remainder of this page has been intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first written above.

The Company:

By:
Name:	Anshu Bhatnagar
Title:	Chief Executive Officer

THE EXECUTIVE:

Name:	James Wheeler
Title:	President